Exhibit 5.1
Locke Liddell & Sapp LLP
Attorneys & Counselors

2200 Ross Avenue		(214) 740-8000
Suite 2200		Fax: (214) 740-8800
Dallas, Texas 75201-6776	Austin · Dallas · Houston · New Orleans · Washington, D.C.	www.lockeliddell.com
April 11, 2006
Landwin REIT, Inc.
17200 Ventura Blvd., Suite 206
Encino, California 91316 89014
Ladies and Gentlemen:
     We have acted as special counsel to Landwin REIT, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 25,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, the Company’s Amended and Restated Articles of Incorporation, the Company’s Bylaws, the Registration Statement and resolutions of the Company’s board of directors relating to the issuance and sale of the Common Stock and matters related thereto (“Resolutions”). In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following the (i) effectiveness of the Registration Statement, (ii) issuance of the Common Stock pursuant to the terms of the Resolutions and the Registration Statement, and (iii) receipt by the Company of the consideration for the Common Stock authorized by the Resolutions, the Shares will be validly issued, fully paid, and non-assessable.
     This opinion is being furnished to you for use in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Landwin REIT, Inc.

     We only express an opinion as to the federal laws of the United States of America and the General Corporation Law of the State of Maryland, applicable Maryland statutory provisions, Maryland case law and Maryland constitutional provisions. We express no opinion as to the effect of any other laws on the opinions stated herein.
     The opinions expressed herein are as of the date hereof and are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,

LOCKE LIDDELL & SAPP LLP
By:	/s/ Gina Betts
Gina E. Betts, Partner